Exhibit 99.1

Dollar Tree Appoints Stephanie Stahl to Its Board of Directors

CHESAPEAKE, Va. - January 16, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Stephanie Stahl has been appointed as a new independent director to the Company’s board.

Ms. Stahl, age 51, is a seasoned executive leader with significant experience in global marketing, brand building and strategic development. In 2015, Ms. Stahl founded Studio Pegasus, LLC, an investment and advisory company focused on consumer sector digital start-ups. Her prior leadership positions include serving as Executive Vice President, Global Marketing & Strategy of Coach, Inc.; Chief Executive Officer of Tracy Anderson Mind & Body, LLC; Executive Vice President, Chief Marketing Officer of Revlon, Inc.; and Partner and Managing Director of The Boston Consulting Group, Inc. Ms. Stahl currently serves on the Boards of Directors of Knoll, Inc. and Chopt Creative Salad Company.

“We are delighted to welcome Stephanie to Dollar Tree’s board of directors,” stated Bob Sasser, Executive Chairman. “Our business is built around an intense focus on our customers and delivering value and convenience to meet their everyday needs. Stephanie’s extensive background and demonstrated success in brand building, marketing and strategic development will be valuable assets to our board as we continue to grow our Dollar Tree and Family Dollar businesses.”

Ms. Stahl commented, “I am pleased to have the opportunity to join the Dollar Tree board. Dollar Tree is clearly a leader in value retail with many years of growth ahead. The combination of its differentiated fixed price-point concept at Dollar Tree along with the performance improvement opportunity at Family Dollar contributes to its unique retail growth and improvement story. I look forward to contributing to the board as we develop and grow the Dollar Tree and Family Dollar brands.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 14,700 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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